EXHIBIT 10.2

                                LICENSE AGREEMENT
                                -----------------

         This LICENSE AGREEMENT ("Agreement") is made this 30th day of March, 2006 by and between AzurTec, Inc. ("AzurTec" or the "Licensor"), a Pennsylvania corporation, and PhotoMedex, Inc. ("PHMD" or the "Licensee"), a Delaware corporation.

                                   WITNESSETH:
                                   ----------

         WHEREAS, PHMD and AzurTec are parties to that certain Investment Agreement (the "Investment Agreement"), that certain Security Agreement (the "Security Agreement") and that certain Development Agreement (the "Development Agreement"), as amended, all of even date herewith;

         WHEREAS, pursuant to the Investment Agreement, PHMD and AzurTec have agreed to enter into this License Agreement.

         NOW, THEREFORE, in consideration of the premises and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       Definitions. Unless otherwise defined herein, capitalized
                  -----------
terms used herein shall have the meanings set forth in the Investment Agreement.

                  (a)      "Adjunctive Use" is defined in Section 2(c).

                  (b) "AzurTec IP" shall mean the intellectual property rights owned by AzurTec and described on Schedule 1(b) attached hereto and made a part hereof.

                  (c)      "Beta-Testing Period" is defined in Section 3(b)(i).

                  (d)      "Covered Product Launch Date" is defined in
Section 3(b)(i).

                  (e) "Covered Products" shall mean Licensor's existing MLS System and any and all modifications or improvements thereof, whether developed by Licensor or Licensee, and any further or related technology which is covered in whole or in part by any issued, unexpired claim or a pending claim contained in the Patent Rights.

                  (f) "Development Agreement" is defined in the foregoing preamble.

                  (g)      "Extension Period" is defined in Section 3(b)(ii).

                  (h)      "Grantee" is defined in Section 2(d).

                  (i) "Indemnitor" and "Indemnitee" shall have the meanings so ascribed in Section 7(d) hereof.

                  (j)      "Initial Launch Period" is defined in
Section 3(b)(ii).

                  (k) "Investment Agreement" is defined in the foregoing preamble.

                  (l)      "License" is defined in the foregoing preamble.

                  (m) "Licensee Affiliate" shall mean any person or entity directly or indirectly controlling, controlled by or under common control with Licensee, including any person that is an officer, director or employee of any such entity. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to have decisive influence on the voting of the Board of Directors or the decisions of the entity's management regardless of the quantity of stock or other equity interests owned in the entity.

                  (n) "Minimum Amount" is defined in Section 3(b)(iii) hereof.

                  (o) "Net Sales" means gross revenues actually received by Licensee or any Licensee Affiliate on account of the sale of a Covered Product to any customer of Licensee or of any Licensee Affiliate, including unaffiliated distributors of Licensee or any Licensee Affiliate, less the following amounts:

                           (i)      reasonable and customary trade discounts and
rebates, sales returns or allowances, costs of freight, insurance, and excise taxes (including without limitation value-added taxes) actually paid by Licensee or any Licensee Affiliate, reasonable and customary commissions actually paid to any person who is not a Licensee Affiliate, and reasonable costs and expenses of collection; and

                           (ii)     the cost of that number of demonstration
items of Covered Products that is reasonable and customary in the industry and that are transferred at no consideration to customers or potential customers, and revenues from sales of Covered Products by Licensee to Licensee Affiliates for resale to customers, to the same extent that such sales would or would not be recognized under generally accepted accounting principles;

provided, however, that if Licensee or any Licensee Affiliate receives on a customer's behalf an irrevocable letter of credit securing the customer's purchase of a Covered Product from Licensee or any Licensee Affiliate and Licensee or such Licensee Affiliate discounts such letter of credit, then Licensee or such Licensee Affiliate shall upon such discounting be deemed to have received payment for Covered Products, and no deduction shall be allowed to Licensee or such Licensee Affiliate from Net Sales for any cost it may incur in discounting such letter of credit.

                  (p)      "Next-Generation Product" is defined in Section 2(b).

                  (q) "Patent Rights" shall mean, collectively, all rights in and to US patent application serial no. 11/073845, and any subsequently filed US or foreign patent application(s) claiming priority to application serial no. 11/073845, including without limitation, PCT applications and associated national phase applications and US utility patent applications claiming priority to such patent application, and each patent that issues or reissues from any of these patent applications.

                  (r) "Quarter" or "Quarterly" refers to the first, second, third or fourth consecutive three-month period within the Initial Launch Period, the Secondary Launch Period or any Extension Period.

                  (s)      "Secondary Launch Period" is defined in
Section 3(b)(ii).

                  (t) "Security Agreement" is defined in the foregoing preamble.

                  (u)      "Stand-Alone Use" is defined in Section 2(c).

         2.       Grant of Exclusive License.
                  --------------------------

                  (a) Licensor hereby grants to Licensee a worldwide, royalty-bearing license in and to the AzurTec IP for use solely for applications related to ex-vivo biopsy tissue, and subject to the further limitations on use hereinafter set forth (the "Licensed Rights"). Pursuant to the License granted hereunder, Licensee shall have the rights to use, sell, make or have made and otherwise commercialize and exploit (including the right to advertise) the Licensed Rights over any and all medical, surgical or veterinary fields of use, all at its sole discretion. In the event that Licensee desires to assign this Agreement, it shall first obtain the written consent of Licensor, which consent Licensor shall not be unreasonably withheld or delayed. In the event that Licensee desires to sub-license any of its rights hereunder, it shall do so in accordance with Section 2(d). Licensee shall use its commercially reasonable efforts to bring one or more Covered Products to market through a diligent program for exploitation of the Licensed Rights and to continue active, diligent marketing efforts for one or more Covered Products throughout the life of this Agreement.

                  (b) During the term of this Agreement, neither Licensor nor any of its affiliates shall develop, use, market or sell any products which draw on technology which directly competes with Covered Products. Notwithstanding the foregoing of this Section 2(b), Licensor shall have the right, subject to Section 3(h), to commercialize a Covered Product which determines the presence or absence of cancerous cells in situ (a "Next-Generation Product"), and such right shall not be included in the Licensed Rights. Conversely, during the term of this Agreement, neither Licensee nor its affiliates shall market or sell any products which directly compete with Covered Products.

                  (c) Notwithstanding Section 2(a), and subject to Section 2(b), Licensor reserves to itself the right to use the AzurTec IP, including without limitation the Patent Rights, for research conducted in furtherance or improvement of the AzurTec IP or in the conduct of clinical trials in furtherance of the AzurTec IP. Licensor and Licensee acknowledge that, under the terms of the Development Agreement, as amended, Licensor has agreed to fund and Licensee has agreed to conduct clinical trials to establish the right to market the use of Covered Products in the

United States not only on an ex vivo adjunctive basis with instruments corroborating negative findings in tissue excised from the patient (the "Adjunctive Use"), but also on an ex vivo stand-alone basis without the necessity of such corroboration on negative findings as well as for the detection of squamous carcinomas in addition to basal carcinomas (the "Stand-Alone Use"). Licensee shall promptly disclose to Licensor any and all improvements or modifications to the Covered Products developed by or for Licensee during the term of this Agreement, all of which improvements and modifications, if developed at Licensor's expense, shall be the property of Licensor included in the license of rights hereunder, and if such improvements or modifications were developed at Licensee's expense, then they shall be the property of Licensee but shall be licensed back to Licensor on a worldwide, royalty-free, perpetual basis.

                  (d) If Licensee proposes to grant any third party (a "Grantee") rights (e.g. a sub-license) in the Licensed Rights under this License, Licensee shall:

                           (i)      disclose to Licensor the identity of the
proposed Grantee on or before the date on which such rights are proposed to be granted, and request Licensor's written consent for the same, which consent Licensor shall not unreasonably withhold or delay; and

                           (ii)     include in any agreement or document
purporting to grant any such rights provisions which (A) set forth in language substantially identical to that set forth in this Agreement the existence and scope of Licensor's rights in the Licensed Rights, including without limitation the right to receive royalties and reports of sales of Covered Products; and (B) require the Grantee, as a condition to any further assignment or sublicense by it of the rights proposed to be transferred by Licensee, to comply with the requirements of this Section 2(d).

         If Licensee assigns or sub-licenses rights hereunder, Licensee shall not thereby be released from any of its obligations to Licensor hereunder, including without limitation the obligation to ensure that any permitted assignee or sub-licensee pays royalties and makes reports to Licensor as herein required. Any such permitted assignment or sub-license shall automatically terminate and be of no further force or effect if Licensor terminates this Agreement as hereinafter provided. In addition to royalties payable hereunder based on Net Sales, Licensee shall pay to Licensor an amount equal to 20% of the amount or amounts paid to Licensee or any Licensee Affiliate in connection with any permitted assignment or sub-license of the Licensed Rights, when and as Licensee or such Licensee Affiliate is paid by the assignee or sub-licensee and such payment shall be treated as a prepaid royalty to Licensor.

                  (e) Licensee shall have sole discretion to determine and implement marketing strategies for the Covered Products, subject only to the restrictions herein set forth. Licensee shall also have discretion to modify or improve the Covered Products, subject to the written consent of Licensor, which consent Licensor will not unreasonably withhold or delay.

                  (f) In the event that Licensor, as a result of its research and development work on the AzurTec IP for use of a Covered Product for in situ detection of cancerous cells, proposes to introduce a product for in situ detection, whether directly or indirectly, or through a business combination with a third party or any other means, then before introducing such product, Licensee shall have the first right of negotiation for such rights, as set forth in Section 3(h).

         3.       Royalty.
                  -------

                  (a) In exchange for the License described in Section 2, Licensee shall pay to Licensor, or its nominees or distributees, a royalty on sales made by Licensee of Covered Products. Such obligation to pay royalty shall begin on the Covered Product Launch Date and continue for the term of this License, as set forth in Section 4. The royalty rate shall be as set forth in
Section 3(b)(iv) or as adjusted by other provisions hereof, and the rate shall be applied to the Net Sales.

                  (b) The royalty shall be subject to the following terms and conditions:

                           (i)      From the date that the US Food and Drug
Administration ("FDA") gives permission to Licensor or to Licensee to market Covered Products in the United States for Adjunctive Use, Licensee shall have 6 months in which to conduct beta testing of the Covered Products for marketing for Adjunctive Use (the "Beta Testing Period"). The Covered Product Launch Date shall begin on the earlier of (A) the first day of the month which follows the month in which falls the end of the six-month beta testing period, (B) that date that beta testing is completed.

                           (ii)     Beginning on the Covered Product Launch
Date, Licensee shall have 18 months in which to launch the Covered Product for Adjunctive Use, as well as for Stand-Alone Use if this use should become marketable (the "Initial Launch Period"), and following the Initial Launch Period will be a further period of 12 months in which the launch may be furthered (the "Secondary Launch Period"). Following the Secondary Launch Period will be further periods of 24 months each (the "Extension Periods") in which the Covered Product may be marketed, each Extension Period having a first year comprising the first 12 months, and a second year comprising the second 12 months.

                           (iii)    For each of the periods described in
subparagraph (ii) above, Licensee is to pay to Licensor a minimum amount (the "Minimum Amount") of royalty in order to maintain its rights under this License. The Minimum Amounts are as follows:

           Period                             Minimum Amount
           -------------------------------    ----------------------------------
           Beta Testing Period                None

           Initial Launch Period              $100,000

           Secondary Launch Period            $250,000,  if Stand-Alone  Use is
                                              cleared by the midpoint of the
                                              period;  $125,000 if it is not.

           First & Later Extension Periods    For each year in an Extension
                                              Period,  the greater of (a)
                                              $75,000 or (b) royalty  payable on
                                              50% of the actual Net Sales of the
                                              prior 12 months.

In order to maintain its rights under this License, Licensee shall be required to pay to Licensor the Minimum Amount for each applicable period. If the amount of royalty paid, or deemed paid, over a period to which a Minimum Amount applies is less than the applicable Minimum Amount, then Licensee shall be permitted in the last report applicable to such period to pay an amount equal to the deficit from the Minimum Amount, and thus shall maintain its rights under this Agreement. In the case of a Minimum Amount that applies to an Extension Period, Licensee shall be required to pay the Minimum Amount applicable to such period, and upon satisfaction of such requirement, Licensee may, without notice to Licensor, continue this License, or, upon notice to Licensor at least 60 days prior to the end of such period, elect to terminate this Agreement.

                           (iv)     The following royalty rates shall apply to
Net Sales within any period to which a Minimum Amount applies:

           Net Sales Bracket             Royalty Rate
           --------------------------    ------------
           1st $1 million Net Sales           20%

           2nd $1 million Net Sales           15%

           Net Sales above $2 million         10%

                  (c) Sales of a Covered Product into a jurisdiction that does not recognize, or no longer recognizes, a patent claim deriving from the AzurTec IP and covering such product, or in which no patent application for the Covered Product was made, shall bear royalty at 50% of the rates set forth in
Section 3(b)(iv); provided, however, that this provision shall not apply if an application has been filed in such jurisdiction but is still pending, or if the failure to apply for patent protection constitutes a breach of Licensee's obligations under Section 5 of this Agreement.

                  (d) Royalties shall be payable in US dollars within 45 days following the close of a Quarter, and shall be accompanied by a Quarterly report detailing Net Sales of Covered Product. Licensee shall also submit a Quarterly report of sales for which royalty must be paid in favor of Licensor. The reports shall be in form reasonably acceptable to the parties, and shall indicate the number of Covered Products sold during the preceding Quarter and the Net Sales (including the net proceeds received thereon), the royalty rate and the royalty due upon such Net Sales.

                  (e) Licensee shall keep true and accurate records, files and books of account containing all the data necessary for the full computation and verification of the royalty to be paid and the information to be given in the report herein provided for, and also permit (subject to execution of appropriate confidentiality agreements) Licensor to examine Licensee's records relating solely to sales of the Covered Products from time to time, upon reasonable prior written notice and during business hours, to the extent necessary for Licensor to verify the royalty due and payable hereunder. Licensor shall have two (2) years in which to examine Licensee's records underlying its Quarterly reports, after which time such reports, if unexamined, shall be deemed accepted by Licensor. In the event that an audit of Licensee's records determines that further royalties were due to Licensor, then Licensee shall promptly pay the deficiency to Licensor as well as interest at the statutory rate applicable in Pennsylvania to such payment. Notwithstanding the foregoing, to the extent that Licensor has as of the date of this License amounts due and owing to Licensee or amounts due and owing and actually encumbering the Licensed Rights, Licensee shall be entitled to offset from its royalties to Licensor until the amount due and owing to Licensee or encumbering the AzurTec IP has been settled (or the encumbrance otherwise removed).

                  (f) In the event that a Covered Product is sold in combination with other products that are not Covered Products, then the royalty rate shall be applied to that portion of the Net Sales price of the combination product that is attributable to the Covered Product, where the amount of the Net Sales price so attributable shall be calculated to be a fraction thereof, the numerator of which is the fully burdened cost of the Covered Product and the denominator of which is the fully burdened cost of the combination product.

                  (g) In the event that Licensee sub-licenses to a third party any part of a patent that is within the AzurTec IP, then sales made by such sub-licensee in respect of Covered Product shall be treated as Net Sales made by Licensee of Covered Product and bear royalty in favor of Licensor. Net Sales made in a currency other than US dollars shall be converted into US dollars in accordance with generally accepted accounting principles in the United States.

                  (h) In the event that Licensor develops, or would license the technology and rights to develop, a Next-Generation Product that is a patentable improvement of or involves AzurTec IP in detecting cancerous cells in situ and, in either case, is or would be competitive with the Covered Product and/or Licensor proposes to introduce such competitive product to the health care market, then Licensor shall provide Licensee with written notice thereof and hereby grants Licensee the first right of negotiation with respect to each such invention. Licensee shall within thirty (30) days after receipt of such notice notify Licensor in writing either that (i) Licensee is interested in negotiating to add such invention to this License, or (ii) Licensee has no interest in such invention and therefore rejects such right of negotiation with respect thereto. If Licensee notifies Licensor within thirty (30) days that Licensee desires to negotiate to incorporate such invention into this License, the parties shall negotiate in good faith for up to sixty (60) days after such notification regarding the terms pursuant to which Licensor would license its rights in such invention to Licensee. Failure by Licensee to give notice of its interest or lack of interest in negotiating for such rights with respect to such invention within thirty (30) days after receipt of written notice from Licensor as described in the first sentence of this Section 3(h) shall be deemed to constitute a waiver by Licensee of its right of first negotiation with respect to such invention. In addition, failure of the parties to agree on the terms of incorporating the invention into this License within such sixty (60) day negotiation period shall be deemed to constitute rejection by Licensee of such right of negotiation with respect to such invention. If Licensee waives or otherwise fails to exercise its right of first negotiation with respect to such invention, or if the parties fail to agree on the terms of a commercial license within such sixty
(60) day negotiation period, then Licensor shall be free to negotiate and/or enter into a license arrangement with any third party with respect to such invention on terms that are not substantially more favorable to such third party than terms proposed by Licensee in a written offer delivered to Licensor during the aforesaid 60 day negotiation period, and Licensee shall have no further rights with respect thereto; provided, however, that Licensor shall not enter into any such arrangement with any third party prior to the end of the Secondary Launch Period and if Licensor enters into such an arrangement after such date, and if the product that incorporates the applicable invention competes with the Covered Products, then the royalty rates set forth in Section 3(b)(iv) above shall be reduced by 50%; and Licensee's obligation to pay Minimum Amounts of royalties shall terminate. Licensee shall further have the right to terminate this License under Section 4(c). Moreover, Licensee shall have the right to pay up to 30% of the consideration offered for a license to the Next-Generation Product by means of its capital stock in AzurTec, valued at its then fair market value.

         4.       Term and Termination.
                  --------------------

                  (a) In the event that no patent shall have been issued with substantially the claims that are in the Patent Rights by the end of the first year of the first Extension Period, then the royalty rates set forth in
Section 3(b)(iv) and the Minimum Amounts set forth in Section 3(b)(iii) shall be reduced by 50% until such time as a patent shall have issued as aforesaid, at which time the 50% reductions will be reversed and the original rates will be restored. Moreover, in the event that a patent shall not have issued with substantially the claims that are in the Patent Rights by the end of the first year of the first Extension Period, Licensee shall have the right to terminate this Agreement upon notice given within 30 days after the end of the first year or second year within any Extension Period, but such right of Licensee to terminate shall lapse if and when a patent shall have issued with substantially the claims that are in its Patent Rights.

                  (b) Notwithstanding Section 4(a), at the end of each Extension Period and provided Licensor shall not have breached any of its obligations under this License Agreement, the Investment Agreement or the Development Agreement, Licensor may elect to terminate this License upon 180 days' prior written notice of the same to Licensee and upon payment to Licensee of the sum set forth in confidential Schedule 4(b).

                  (c)      In the event that Licensee is not licensed under
Section 3(h) in the Next- Generation Product, then Licensee shall have the right to terminate this Agreement on 180 days' prior written notice of the same to Licensee, in which case Licensor shall pay to Licensee the sum set forth on confidential Schedule 4(c).

                  (d) If Licensee fails to make any payment due and payable to Licensor hereunder, Licensor shall have the right to terminate this Agreement effective on fifteen (15) days' notice, unless Licensee shall make all such payments to Licensor within said fifteen (15) day period. Upon the expiration of the fifteen (15) day period, if Licensee shall not have made all such payments to Licensor, the rights, privileges and license granted hereunder and under the Development Agreement shall at the option of Licensor automatically terminate.

                  (e) Upon any material breach or default of this Agreement or of the Development Agreement by Licensee, other than those occurrences set out in paragraph (d) above, which shall always take precedence in that order over any material breach or default referred to in this paragraph (e), Licensor shall have the right to terminate this Agreement and the Development Agreement and the rights, privileges and license granted hereunder and thereunder effective on thirty (30) days' notice to Licensee. Such termination shall become automatically effective at the option of Licensor unless Licensee shall have cured any such material breach or default prior to the expiration of the thirty
(30) day period.

                  (f) Upon termination of this Agreement by Licensor pursuant to paragraphs (b), (d) or (e) above, Licensee shall promptly return all AzurTec IP and related documentation to Licensor, including without limitation any and all modifications or improvements developed by Licensee, and shall have no further rights therein or thereto.

                  (g) Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination, and except as herein expressly provided, neither party shall be prevented from pursuing any and all other remedies available to it at law or in equity or otherwise under the terms of this Agreement.

         5.       Maintenance, Prosecution and Defense.
                  ------------------------------------

                  (a) Licensee shall be responsible for all patent maintenance fees and expenses accruing by reason of the AzurTec IP from the date of this License. Licensee shall be responsible for prosecution of any patent applications within the AzurTec IP, subject to notice to and comment from Licensor, and shall thus be responsible for fees and expenses which it may choose to incur in the prosecution of any patent applications within the AzurTec IP. Notwithstanding the foregoing, Licensor shall be solely responsible for prosecution, and expenses therefor, of patent applications, if any, for use of AzurTec IP with respect to in situ applications, which Licensor shall use commercially reasonable efforts to diligently and timely pursue, including without limitation not only method patents but also apparatus patents.

                  (b) In the event Licensee or Licensor becomes aware of any possible infringement of the AzurTec IP, it shall promptly notify the other party of such potential infringement. Thereafter, the parties shall confer with each other and shall proceed as follows.

                           (i)      Licensee may elect to bring a patent
infringement action at its expense, acting in Licensor's name, and shall control such action, and Licensor shall cooperate with Licensee in such action at no charge to Licensee. If Licensee prevails, it shall first recover its out of pocket expenses from such damages and shall retain 75% of any remaining damages (including for lost profits from its lost sales) from such action, with 25% being allotted to Licensor for its cooperation.

                           (ii)     If Licensee elects not to bring such an
infringement action under Section 5(b)(i), then Licensor may bring such an action, acting in its own name and with Licensee's cooperation at no charge to Licensor, and if Licensor prevails, it shall first recover its out of pocket expenses from such damages and shall retain 75% of any remaining damages from such action, with 25% being allotted to Licensor for its cooperation.

         6.       Confidentiality and Public Announcements.
                  ----------------------------------------

                  (a) In the course of performing this Agreement, one party may disclose to the other or receive information from the other relating to the subject matter of this Agreement, which information shall be considered to be the disclosing party's Confidential Information. Each party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as permitted by this Agreement or with the other party's written consent, the other party's Confidential Information. The recipient of Confidential Information shall exercise reasonable care to prevent its disclosure to any third party and shall limit internal dissemination of Confidential Information within the recipient's own organization to individuals whose duties justify the need to know such information, and then only provided that there is a clear understanding by such individuals of their obligation to maintain the trade secret status of such information and to restrict its use solely to the purpose specified herein. Licensee shall protect all portions of the Patent Rights, Covered Products and AzurTec IP under this provision as Confidential Information of Licensor. The parties acknowledge that Licensee's distributors' names and practices are specifically incorporated in this Section 6 as confidential and proprietary information of Licensee, subject only to the following limitations. For the purposes of this Agreement, Confidential Information shall not include such information that: (i) was known to the receiving party at the time of disclosure without obligations of confidentiality; (ii) was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving party in breach of this Agreement; or (iii) became known to the receiving party after disclosure from a source that had a lawful right to disclose such information to others. The parties agree that all of the provisions of all existing confidentiality agreements relating in any way to the Patent Rights and AzurTec IP shall continue in effect in accordance with their terms.

                  (b) Neither Licensor nor Licensee shall make any public announcement concerning the Covered Product or this Agreement without the other's prior written consent.

         7.       Indemnification.
                  ---------------

                  (a) Licensee agrees to indemnify and hold Licensor harmless from and against: (i) any and all loss, liability, damage or deficiency asserted by a third party and resulting from any misrepresentation, breach of warranty or representation, or non-fulfillment of any covenant or agreement on the part of Licensee under the terms of this Agreement or any document or instrument executed by Licensee in connection herewith; (ii) any and all third-party claims for product liability relating to Covered Products; (iii) any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of representation or warranty or non-fulfillment of any covenant or agreement on the part of Licensee under the terms of this Agreement or any document or instrument executed by Licensee in connection herewith; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees, incident to the foregoing subparagraphs (i), (ii) and (iii) and only the foregoing subparagraphs (and on appeal therefrom), regardless of whether or not Licensor prevails in such matter.

                  (b) Licensor agrees to indemnify and hold Licensee harmless from and against: (i) any and all loss, liability, damage or deficiency asserted by a third party and resulting from any misrepresentation, breach of warranty or representation, or non-fulfillment of any covenant or agreement on the part of Licensor under the terms of this Agreement or any document or instrument executed by Licensor in connection herewith; (ii) any and all third-party claims for product liability relating to Covered Products, to the extent such claims relate to any Covered Products directly manufactured or produced by Licensor (even if in contravention of the terms of this Agreement);
(iii) any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of representation or warranty or non-fulfillment of any covenant or agreement on the part of Licensor under the terms of this Agreement or any document or instrument executed by Licensor in connection herewith; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees, incident to the foregoing subparagraphs (i), (ii) and (iii) and only the foregoing subparagraphs (and on appeal therefrom), regardless of whether or not Licensee prevails in such matter.

                  (c) Notwithstanding Section 7(b), Licensee shall have the right to recover by set-off any and all amounts for which Licensee is entitled to indemnification under this Agreement from Licensor against all payments due or which may become due hereunder, in the order of their maturity or in any other order that Licensee shall elect, until the cumulative amount so set off shall equal the total amount due to Licensee, and in such manner of apportionment among the parties as is, in the reasonable exercise of Licensee's discretion, equitable in the circumstances.

                  (d) The party to this Agreement entitled to indemnification under this Section 7 (hereinafter for purposes of this Section 7 referred to as "Indemnitee") shall notify the party required to indemnify pursuant to this Section 7 (hereinafter for purposes of this Section 7 referred to as "Indemnitor") within 15 days after the Indemnitee's receipt of notice from any third party of any claim, demand, suit or proceeding with respect to which indemnification may be sought under the terms of this Agreement. Indemnitor shall be entitled, at its expense, to contest or otherwise defend against any such claim, demand, suit or proceeding through representatives and counsel of its own choice, in which event Indemnitee shall, upon Indemnitor's request, cooperate in connection with such defense or contest by the preparation and furnishing of evidence and by making employees available to testify, at no cost to Indemnitor except for the reimbursement of costs and expenses incurred by Indemnitee in connection therewith. Nothing set forth herein shall preclude Indemnitee from participating in the defense of such claim, demand, suit or proceeding on its own behalf and at its own expense, in which case Indemnitor shall cooperate with Indemnitee to the same extent contemplated by the foregoing sentence. If Indemnitor fails to protest or defend any such claim, demand, suit or proceeding within 30 days after receipt of the notice specified in the first sentence of this Section 7(d), Indemnitee shall have the right following such 30-day period, in the good faith exercise of its reasonable discretion, to settle, defend or pay the same, in which event Indemnitor's indemnification shall extend to and include the amount of such settlement or payment and/or the costs and legal expenses of such defense. The failure to notify Indemnitor promptly as set forth above of any such claim, demand, suit or proceeding shall not relieve Indemnitor's liability to indemnify Indemnitee under this Section 7, except to the extent such delay has prejudiced the Indemnitor's ability to defend the claim.

                  (e) Except for litigation between Licensor and Licensee, each of the parties hereto shall fully cooperate with the other in the defense or prosecution of any existing or future litigation or proceeding against or by such other party relating to or arising out of the business sold hereunder prior to or after the effective date of this License. The party receiving cooperation shall pay the expenses, including legal fees and disbursements, of the cooperating party and its officers, directors and employees reasonably incurred in connection with such litigation.

         8.       Waivers; Modification. No course of dealing between Licensor
                  ---------------------
and Licensee, nor any failure to exercise, nor any delay in exercising, on the part of Licensee or Licensor, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Agreement cannot be altered, amended or modified in any way, except by a writing signed by the parties hereto.

         9.       Severability. The provisions of this Agreement are severable,
                  ------------
and if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

         10.      Cumulative Remedies. All of Licensee's and Licensor's
                  -------------------
respective rights and remedies with respect to the AzurTec IP, whether established hereby or otherwise by law or other agreements between the parties hereto shall be cumulative and may be exercised singularly or concurrently. In the event of a breach of the foregoing provisions, the non-defaulting party shall be entitled to equitable and injunctive relief in addition to any other available remedies.

         11.      Notices. All notices for purposes under this Agreement shall
                  -------
be sent either by registered mail (and such notice shall be deemed to be properly served upon proof of posting by registered mail) or by recognized overnight courier, when addressed as follows:

     If to Licensor:            AzurTec, Inc.
                                12 Penns Trail
                                Newtown, PA 18940
                                Attn: President

     With copy to:              Duane Morris LLP
                                30 South 17th Street
                                Philadelphia, PA 19103
                                Attn: Kate Shay, Esq.

     If to Licensee:            PhotoMedex, Inc.
                                147 Keystone Drive
                                Montgomeryville, PA 18936
                                Attn: President

     With copy to:              Jenkens & Gilchrist, LLP
                                12100 Wilshire Blvd, 15th Floor
                                Los Angeles, CA 90025
                                Attn: Jeffrey P. Berg, Esq.

or to such other address as either party shall designate in writing to the other party.

         12.      Binding Effect; Benefits; Independence. This Agreement shall
                  --------------------------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as specifically provided otherwise herein, Licensee may not assign, sell, hypothecate, or otherwise transfer any interest in or obligation under this Agreement. Neither party shall be deemed to be the agent or partner of the other. The parties to this Agreement are independent of each other.

         13.      Further Assurances. Each of the parties agrees to execute and
                  ------------------
deliver to the other such further agreements, instruments and documents, and to perform such further acts, as shall be reasonably requested from time to time in order to carry out the purposes of this Agreement and the transactions contemplated hereby.

         14.      Governing Law; Choice of Forum. This Agreement shall be
                  ------------------------------
interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws (as opposed to the conflict of laws provisions) of the Commonwealth of Pennsylvania. Any legal action or proceeding with respect to this License Agreement may be brought in the courts of the Commonwealth of Pennsylvania or of the US located in Philadelphia County, Philadelphia, and by execution, and delivery of this License Agreement, each of the Licensor and the Licensee consents, for itself and in respect of its property, to the exclusive jurisdiction of those courts.

         15.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY
                  --------------------
WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS LICENSE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ONE PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE LICENSOR AND LICENSEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.

         16.      Whole Agreement. This Agreement, including by incorporation by
                  ---------------
reference the Investment Agreement, the Security Agreement and the Development Agreement, as amended, contains all of the understandings, representations, warranties and obligations between Licensor and Licensee to the subject matter hereof, and no party shall be bound by any prior agreement, oral or in writing, or by any representations, conditions, definitions, or warranties with respect to the subject matter of this Agreement other than as expressly provided herein or as otherwise expressly noted elsewhere. This Agreement shall inure solely to the benefit of and shall be binding upon the permitted successors and assigns of the parties hereto. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision hereof. This License Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement. This Agreement may be authenticated by manual signature, facsimile, or, if approved in writing by the other party, electronic means, all of which shall be equally valid. A telecopy of any such executed counterpart shall be deemed valid as an original.

IN WITNESS WHEREOF, the Licensor and Licensee have duly executed this License Agreement as of the date first written above.

         AZURTEC, INC.                           PHOTOMEDEX, INC.


         By:    /s/ Neil B. Sukonik              By:    /s/ Jeffrey F. O'Donnell
                -------------------                     ------------------------
                Neil B. Sukonik                         Jeffrey F. O'Donnell
         Title: President                        Title: President & CEO